Exhibit 99.1

GK Intelligent Systems Reports Revenues for Stellar Software Network Inc. Tuesday September 7, 10:30 am ET

HOUSTON--(BUSINESS WIRE)--Sept. 7, 2004--GK Intelligent Systems Inc. (OTCBB:GKIG - News), a publicly held micro-marketing company with entertainment and technology subsidiaries, today reported net revenues for its wholly-owned subsidiary Stellar Software Network Inc. Audited financial results for Dec. 31, 2003 and 2002, reported a net revenue year increase from $658,791 to $809,297 or an increase of $150,506. GKIG had no revenues in 2003 or 2002 prior to its acquisition of Stellar Software. The consolidated revenues will be reported in GKIG's form 8K on a proforma basis.

As previously announced, the Company acquired 100% of Stellar on July 15, 2004.

About GK Intelligent Systems

GKIG is a micro-marketing company leveraging its public status and advanced software technologies to offer a new form of personalized sales and marketing service. GKIG has a business model that features "permission marketing," a targeted marketing approach designed to obtain enhanced information from the buyer-seller relationship. The Company acquires and operates profitable entertainment and technology subsidiaries that support this model.

For more information on GK Intelligent Systems please visit the corporate Web site, www.gkis.com, and its music entertainment subsidiary's Web site, www.RAWW.com.

Safe Harbor

Statements in this news release that are not historical facts, including statements about plans and expectations regarding products and opportunities, demand and acceptance of new or existing products, capital resources and future financial results are forward-looking. Forward-looking statements involve risks and uncertainties which may cause the Company's actual results in future periods to differ materially from those expressed. These uncertainties and risks include changing consumer preferences, lack of success of new products, loss of the Company's customers, competition and other factors discussed from time to time in the Company's filings with the Securities and Exchange Commission.


Contact:
     GK Intelligent Systems, Houston
     Deanna S Slater, 713-972-1454
     Deanna.Slater@gkis.com